RMS NETWORKS

November 15, 2005

Mr. Gary Fazio
President and Chief Executive Officer
Mattress Firm, Inc.
5815 Gulf Freeway
Houston, Texas 77023

Re: Mattress Firm In-Store Television Network

Dear Gary:

The purpose of this letter (the "Agreement") is to confirm the terms and conditions under which RMS Networks, Inc. ("RMS"), a Delaware corporation with offices at 900 SE Third Avenue, Third Floor, Fort Lauderdale, Florida 33316, will provide certain services ("Services") to Mattress Firm, Inc. ("MATTRESS FIRM"), a Delaware corporation with principal offices at 5815 Gulf Freeway, Houston, Texas 77023.

1. **Services**

   RMS will produce and distribute an in-store television show (the "Show") designed to increase sales, entertain consumers, and educate both consumers and store employees about MATTRESS FIRM's unique selling points and the products and services available for sale in the MATTRESS FIRM stores. The Show will be custom-produced for MATTRESS FIRM and it will run continuously during store operating hours as the primary audio and video feed within the stores.

2. **Term**

   The term of this Agreement (the "Term") shall commence on May 13, 2005 and shall continue through December 31, 2010.

3. **Store Locations**

   Initially the Show will play in 26 MATTRESS FIRM stores listed in Exhibit A to this Agreement (the "Test Stores"). Each Test Store is presently equipped with multiple television monitors, full-store external audio capability, and DSL internet connectivity with in-store wireless distribution. MATTRESS FIRM, at its sole discretion, may add additional stores where the Show will play including certain stores that may play an audio-only Show. The additional stores and the Test Stores are collectively referred to as the "Stores" and each individually as a "Store". MATTRESS FIRM will be responsible for ensuring that each new Store is equipped with video monitors and external audio on which the Show will play and with wireless internet connectivity if the Store will play a

full audio-video Show. New Stores with the audio-only Show will not be equipped with video monitors.

4. **Production of the Shows**

The Show will be custom-branded and copyrighted by MATTRESS FIRM as "FIRM Network". The content will focus on MATTRESS FIRM's unique selling points and specific product marketing campaigns. RMS will be responsible for the creative design of the Shows, subject to MATTRESS FIRM's approval. The content will include full motion audio-video programming custom produced by RMS and approved by MATTRESS FIRM, broadcast spots provided by MATTRESS FIRM, and segments created by RMS utilizing footage provided by MATTRESS FIRM's vendors, if such footage is available and appropriate. Program segments will be updated on a weekly basis. RMS will custom produce up to 18 new content segments for the Shows each month, with certain of these segments being variations of the same piece, as part of the Baseline Service Fee (defined below). RMS anticipates shooting segments for the Shows in one or more MATTRESS FIRM stores and in other locations in the South Florida area. RMS and MATTRESS FIRM will work together to schedule shoots in the MATTRESS FIRM stores so as to minimize any disruption to normal store operations. To the extent MATTRESS FIRM requests to have its spokesperson (presently Jan Taylor) host the Show, MATTRESS FIRM will be responsible for any talent fees, wardrobe and travel expenses associated with shooting its spokesperson. RMS will be responsible for all other costs associated with production of the Shows.

5. **Multiple Shows**

At any one time, RMS will produce up to ten (10) variations of the Show based on specific store groupings to be established by MATTRESS FIRM from time to time. These Shows will each be approximately 90-minutes in total content length, with individual content segments typically being utilized in multiple versions of the Shows.

6. **Corporate Communications**

The in-store television network infrastructure will also be used for corporate communications purposes. RMS will produce and distribute corporate communications pieces that will run in all Stores or in select Stores as defined by MATTRESS FIRM from time to time. These corporate communications pieces will air on the same video monitors on which the Show plays at pre-scheduled times that do not interfere with the airtime for the Show. The corporate communications segments will be approximately 20 minutes in length and will be scripted by MATTRESS FIRM. The segments will utilize MATTRESS FIRM executives and associates as talent, and are anticipated to be shot either at MATTRESS FIRM's headquarters or in a MATTRESS FIRM store. RMS will shoot the segments, enhance the footage with graphics as appropriate, and edit them for airing. RMS will produce up to two (2) corporate communications pieces per month as part of the Baseline Service Fee (defined below).

7. **Content Review**

RMS will provide links to the digital files containing new content that may be previewed by MATTRESS FIRM prior to going on air. These digital files will be hosted by RMS and will be accessible by MATTRESS FIRM over the internet. MATTRESS FIRM will have a minimum of two (2) business days to notify RMS if it rejects the material prior to it going on the air. After going on-air, RMS will immediately delete any content that MATTRESS FIRM finds objectionable as soon as MATTRESS FIRM notifies RMS to delete such content. RMS will not air content that MATTRESS FIRM rejects. Based on feedback from MATTRESS FIRM, RMS will determine if it is feasible to modify the rejected content or if such content will be permanently eliminated from the Shows.

8. **Content Delivery**

MATTRESS FIRM will provide public internet connectivity to each Store throughout the Term. The connectivity package supplied should support unobstructed and unfiltered outbound connections. RMS will provide a central Point of Distribution to facilitate the data transfers. RMS agrees to deliver content between the hours of Midnight and 9:00 a.m. EDT so as to cause the least amount of disruption to MATTRESS FIRM's Store operations.

9. **Technological Services**

RMS will supply a Digital Video Server ("DVS") for each Store. Each DVS will be capable of running a single channel, with separate video and audio output. In select Stores to be specifically identified by MATTRESS FIRM, the DVS will be configured to play multiple Shows simultaneously. A two-channel or three-channel DVS will be supplied in these Stores with the capability of running two or three different audio and video feeds in the stores at the same time, respectively. RMS will manage all of the content updates and other technological services including remote monitoring of network compliance and video playback.

10. **Audio-Video Equipment**

MATTRESS FIRM will be responsible for the cost of the audio-video equipment, the wireless internet connectivity, the DVS and installations in the Stores. MATTRESS FIRM, or the leasing company if lease financing is arranged, will pay the installation company directly for the audio-video equipment and installation services.

11. **Vendor Participation**

MATTRESS FIRM may solicit support from its vendors for promotions to be included in the Shows. This support may take the form of financial remuneration or provision of audio/video content. MATTRESS FIRM and RMS agree that MATTRESS FIRM will be entitled to keep all of the financial remuneration that it obtains from its vendors (other than as discussed below) and that all audio/video footage sourced from the vendors will be provided to RMS in Beta SP format at no charge for incorporation into the Shows.

MATTRESS FIRM and RMS will work together to design promotional campaigns for vendors participating on the network. In the event that these campaigns require extra production support, RMS will be compensated for the additional work required in order to produce the campaigns in accordance with a budget approved by the parties in writing. At such time as the vendors, if any, are identified, the duties and the timing necessary to include the audio/video content of the vendors shall be further described in an amendment to this Agreement. RMS will provide MATTRESS FIRM and/or the advertiser with a written quote for the additional production work prior to finalizing the campaign creative and beginning production thereof.

12. **Advertising Sales**

In the event that RMS encounters non-endemic advertisers who would like to run commercial spots in the Show, RMS will consult MATTRESS FIRM for approval of the specific advertisements. If MATTRESS FIRM approves the advertiser and the related commercial spot, RMS and MATTRESS FIRM agree to split the proceeds collected for the airtime 50% to MATTRESS FIRM and 50% to RMS. In the event MATTRESS FIRM independently sources advertising to run on the FIRM Network, MATTRESS FIRM will be entitled to all fees derived from the sale of the advertising airtime and the only potential compensation to RMS would be for custom content to be developed in support of the advertising campaign.

13. **Intellectual Property Ownership**

MATTRESS FIRM and RMS will each continue to retain all intellectual property rights that either party possessed prior to entering into this Agreement. Notwithstanding the above, MATTRESS FIRM grants RMS the right to use its intellectual property, including but not limited to its trademarks, logos, and graphic designs, exclusively for the purpose of producing content for the Shows and RMS grants MATTRESS FIRM the right to use its proprietary software included on each DVS for the Term. All intellectual property rights to the finished Shows shall be owned jointly by MATTRESS FIRM and RMS in equal and undivided shares as tenants in common, subject, for greater certainty, to the rights of MATTRESS FIRM, RMS and their respective third-party suppliers. Notwithstanding the previous sentence, neither MATTRESS FIRM or RMS will use or permit the use of the Shows for any purpose other than to air in the Stores during the Term, to air in MATTRESS FIRM's and/or RMS' corporate offices, or to be used by RMS for general marketing purposes, without the prior written consent of the other party.

14. **Exclusivity**

During the Term of this Agreement and any extensions thereof, RMS agrees that it will not produce a private television network for any other retailers whose primary source of revenues is the sale of mattresses and MATTRESS FIRM agrees that it will not engage anyone other than RMS to produce video content that will air in any MATTRESS FIRM stores.

15. **Fees**

MATTRESS FIRM will pay RMS the following fees during the Term:

- **Baseline Service Fee** (for programming development, content management and network support) payable in advance as follows:
  - $35,000 on or before June 15, 2005 for the months of May and June, 2005;
  - $25,000 on or before July 1, 2005 and each month thereafter through and including December 1, 2005;
  - $30,000 on or before January 1, 2006 and each month thereafter through and including December 1, 2006;
  - $35,000 on or before January 1, 2007 and each month thereafter through and including December 1, 2007;
  - $36,750 on or before January 1, 2008 and each month thereafter through and including December 1, 2008;
  - $38,588 on or before January 1, 2009 and each month thereafter through and including December 1, 2009; and
  - $40,517 on or before January 1, 2010 and each month thereafter through and including December 1, 2010.
- **DVS Equipment Cost** (including shipping, but excluding installation) of $850 plus sales tax per single-channel DVS, $1,025 plus sales tax per two-channel DVS, or $1,200 plus sales tax per three-channel DVS (only one DVS needed per Store) payable upon order by MATTRESS FIRM. If lease financing is arranged, the DVS may be included in the lease and the leasing company will pay RMS for the DVS. There is no additional charge for the DVS that have already been provided by RMS in the Test Stores.
- **Other Equipment** (if needed) will be billed at cost plus 15%.
- **Software License Fee** at no charge. RMS hereby grants MATTRESS FIRM a royalty-free license to its proprietary software included on each DVS for the Term of this Agreement.
- **Special Production Services** will be quoted and billed as agreed upon in the event MATTRESS FIRM requests production in excess of the 18 Show segments and two (2) corporate communications segments provided each month as part of the Baseline Service Fee.
- **Additional Playlist/Show Fees** will be billed at $250 per month for each Show in excess of the ten (10) Shows allotted in section 5 of this Agreement.
- **Interest on Late Payments** will be charged at one percent (1%) per month on all undisputed amounts owing to RMS under this Agreement that remain unpaid beyond the date due.

16. **Termination**

This Agreement will automatically terminate at the end of the Term unless both parties agree to an extension of the Term in writing.

17. **Evergreen Option**

After the Term, in the event that RMS has received payment for all fees due pursuant to section 15 of this Agreement, MATTRESS FIRM will have the option to continue utilizing the network content on an evergreen basis. In order to exercise this option (the "Evergreen Option"), MATTRESS FIRM will pay RMS an additional payment of $250,000. The Evergreen Option includes purchase of the existing DVS in the Test Stores on an "as-is, where-is" basis without warranty and purchase of an "Evergreen Show". RMS will create the Evergreen Show utilizing existing content from the Shows, omitting any content segments that are date sensitive. RMS will prepare up to ten (10) variations of the Evergreen Show corresponding with the various Shows airing at that time. RMS will deliver the Evergreen Show to each of the Stores. MATTRESS FIRM will have the right to air the Evergreen Show without restriction. RMS will also deliver one copy of the content included in each playlist of the Evergreen Show to MATTRESS FIRM on Beta SP or such other media that the parties mutually agree to.

18. **Confidentiality**

The parties agree to use reasonable efforts to ensure that the terms and conditions of this Agreement are not disclosed to any person or entity that is not a party to this Agreement or their respective independent contractors or affiliates except on a need-to-know basis.

19. **Governing Law**

This Agreement will be governed by the internal laws of the State of Florida without regard to its conflict of laws principles.

20. **Performance Rights Associations**

To the extent applicable, MATTRESS FIRM will pay all performance rights association fees (i.e. ASCAP, BMI) and shall comply with all requirements thereunder relating to the Stores.

21. **General**

This Agreement, together with Exhibit A, constitutes the entire agreement between the parties in respect of the subject matter hereof. Any amendment or modification to this Agreement must be in writing and signed by authorized representatives of both MATTRESS FIRM and RMS. This Agreement may be signed by facsimile and in counterparts and such counterparts, taken together, will constitute one and the same instrument. This Agreement may not be assigned by either party, except to an affiliate under common control and ownership, without the express written consent of the other party.

Please indicate your acceptance of and agreement to this Agreement by having an authorized representative of MATTRESS FIRM execute this letter and return it to the undersigned.

Sincerely,

RMS NETWORKS, INC.

By: Marci L. Yunes
Marci L. Yunes
EVP and CFO

ACCEPTED AND AGREED as of this 17 day of September 2005

MATTRESS FIRM, INC.

By: ______________________

Name: GARY FAZIO

Title: CEO

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